UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2026

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42404	99-3483984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1150 Assembly Drive, Suite 800, Tampa, Florida 33607	3001 Summer Street Stamford, Connecticut 06905

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 544-8515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	PRMB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2026, the Board of Directors (the “Board”) of Primo Brands Corporation (the “Company”) accepted the resignation of Minsok Pak from the Board. Mr. Pak, who has accepted an executive role with an industry participant, tendered his resignation in accordance with the Company’s Corporate Governance Guidelines as a result of a change in his principal employment responsibilities. Mr. Pak’s resignation is not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Additionally, on July 14, 2026, the Board appointed Sudhanshu Priyadarshi to serve on the Board, effective July 14, 2026, to fill the vacancy created by Mr. Pak’s resignation. Mr. Priyadarshi will serve as a director until the Company’s 2027 Annual Meeting of Stockholders or until his successor shall have been elected and qualified, subject to his earlier death, resignation, retirement, disqualification or removal. Mr. Priyadarshi will also serve as a member of the Board’s Audit Committee and Sustainability Committee.

Mr. Priyadarshi, age 49, is Chief Financial Officer and President, International for Planet Fitness, Inc., where he oversees the company’s finance, strategy, investor relations, and information technology functions, in addition to leading its international business operations. He previously served as an advisor to Keurig Dr Pepper (“KDP”) from November 2025 until April 2026 after having served as KDP’s Chief Financial Officer and President, International from November 2023 to November 2025. He previously served as KDP’s Chief Financial Officer from November 2022 until November 2023. Prior to KDP, he served as the Chief Financial Officer of Vista Outdoor Inc. from April 2020 to October 2022. Earlier in his career, Mr. Priyadarshi served as Chief Financial Officer of Flexport and held senior leadership roles at Walmart Inc. and Cipla. Mr. Priyadarshi began his career at PepsiCo, where he spent 14 years in finance and strategy roles, including as Chief Financial Officer for Global R&D and Nutrition. Mr. Priyadarshi currently serves on the board of directors of Wabash National Corporation and he previously served on the board of directors of Chobani LLC from 2025 to 2026. The Board believes that Mr. Priyadarshi’s extensive finance, logistics and technology expertise, and experience with packaged goods companies, will be a valuable contribution to the Board.

Mr. Priyadarshi was appointed to the Board as a Sponsor Nominee (as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) in accordance with the Stockholders Agreement, dated November 7, 2024, by and between the Company, Triton Water Parent Holdings, LP and the other parties joined thereto from time to time, and the Charter.

Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is a participant and in which Mr. Priyadarshi had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Priyadarshi will receive compensation for his service as a director consistent with the Company’s Non-Employee Director Compensation Program, which is attached as Exhibit 10.26 to the Company’s Current Report on Form 8-K 12G3/A dated November 12, 2024. In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Priyadarshi, which is attached as Exhibit 10.26 to the Company’s Current Report on Form 8-K 12G3/A dated November 12, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Brands Corporation

Date: July 16, 2026	By:	/s/ Hih Song Kim
Hih Song Kim
Chief Legal Officer and Corporate Secretary